PRESS RELEASE



      FOR IMMEDIATE RELEASE:

      FOR FURTHER INFORMATION, CONTACT:


ALLAN M. LIPMAN, JR.,             RANDON W. WILSON, ATTORNEY FOR
PRESIDENT                         SNAKE RIVER SUGAR COMPANY
THE AMALGAMATED SUGAR COMPANY     JONES WALDO HOLBROOK & MCDONOUGH
2427 LINCOLN AVENUE               1500 FIRST INTERSTATE PLAZA
P.O. BOX 1520                     170 SOUTH MAIN STREET
OGDEN, UT   84402                 SALT LAKE CITY, UT   84101
(801) 399-3431                    (801) 521-3200
(801) 393-8042 (FAX)              (801) 328-0537 (FAX)



STEVEN L. WATSON, VICE
PRESIDENT
VALHI, INC.
THREE LINCOLN CENTRE
5430 LBJ FREEWAY, SUITE 1700
DALLAS, TEXAS   75240-2697
(214)  233-1700
(214)  239-0142 (FAX)



           Dallas, Texas . . . June 5, 1996 . . . Valhi, Inc. (NYSE:
      VHI) jointly announced today with Snake River Sugar Company, an Oregon cooperative association, the execution of a letter of intent by which Snake River would acquire 100% of the voting stock of The Amalgamated Sugar Company from Amcorp, Inc., a wholly owned subsidiary of Valhi.

           Completion of the transaction is subject to, among other things, execution of definitive agreements, obtaining of sufficient bank financing by Snake River and execution of membership agreements by approximately 1600 sugarbeet growers in Idaho, Oregon and Washington. Depending on the form of the acquisition, Amcorp would receive consideration with a value of $250 million in either a tax-free or tax-deferred transaction, subject to certain post closing adjustments based on operating performance. The growers will be required to commit approximately 220,000 acres of sugarbeets to Snake River and to pay approximately $400 per acre to subscribe to preferred stock in the cooperative which will raise net funds of approximately $86 million.

           George Grant, Chairman of Snake River, stated, ``We are delighted with the prospect that the growers will now be able to own the sugar factories and other facilities that have served us for so many years. We are happy to continue the trend of sugarbeet growers in the United States who have acquired their processing capability. This is indeed a great day for sugarbeet growers in our region.'' Allan Lipman, President of Amalgamated, stated, ``Amalgamated has provided a processing capability and a market to sugarbeet growers for a century. We now look forward to working more closely with the growers in adding value to their farming operations. This will allow Amalgamated to continue as a highly competitive sugar processor in the United States.''
           Amalgamated operates sugar factories in Twin Falls, Paul, and Nampa, Idaho, and in Nyssa, Oregon. It also has other sugar facilities in the states of Oregon, Utah, Idaho, Colorado and Washington.

           Valhi is engaged in the chemicals, refined sugar, building products and other industries.